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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  //
Filed by a Party other than the Registrant /x/

Check the appropriate box:
/ / Preliminary Proxy Statement           / / Confidential, for the use of the
                                              Commission only (as permitted by
                                              Rule 14a-6(e)(2))

/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/x/ Soliciting Material Pursuant to Rule 14a-12

                              WACHOVIA CORPORATION
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                (Name of Registrant As Specified In Its Charter)

                              SUNTRUST BANKS, INC.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/     No fee required.
/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)      Title of each class of securities to which transaction applies:

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2)      Aggregate number of securities to which transaction applies:

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3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)      Proposed maximum aggregate value of transaction:

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5)      Total fee paid:

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/ /     Fee paid previously with preliminary materials.

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/ /     Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)      Amount previously paid:

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2)      Form, Schedule or Registration Statement No.

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3)      Filing party:

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4)      Date filed:

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The following is a letter that will be sent to Wachovia shareholders.


[SUNTRUST LOGO]

                                                                   June 14, 2001

Dear Wachovia Shareholder:

     SunTrust has proposed a business combination with Wachovia that we believe is superior to Wachovia's proposed merger with First Union. You will soon be receiving information from Wachovia and First Union about their proposed merger. WE URGE YOU TO DO NOTHING WITH THEIR PROXY MATERIALS UNTIL YOU HAVE READ THE SUNTRUST PROXY MATERIALS, WHICH YOU WILL BE RECEIVING SHORTLY, AND HAVE CONSIDERED THE SUNTRUST MERGER PROPOSAL.

     Under our proposal, Wachovia and SunTrust would combine in a merger in which each Wachovia share would be converted into 1.081 shares of SunTrust. SunTrust also would increase its annual dividend to $2.22 per share so that Wachovia shareholders would receive on a pro forma basis the same $2.40 annual per share dividend that they currently enjoy. WE BELIEVE THE SUNTRUST PROPOSAL IS A BETTER DEAL FOR ALL OF WACHOVIA'S CONSTITUENCIES: SHAREHOLDERS, CUSTOMERS, EMPLOYEES AND THE COMMUNITIES WACHOVIA SERVES.

                               SUNTRUST'S VISION:
                        A SUPERIOR DEAL, A SUPERIOR BANK

     We believe that our merger proposal is superior to the First Union proposal in a number of respects, including the stronger currency - SUNTRUST SHARES - that we are offering. Consider the following:

o PERFORMANCE. Through March 31, 2001, SunTrust produced one-year, five-year and ten-year total returns to stockholders (with reinvestment of dividends) of 15.3%, 98.2% and 493.0%, respectively. For the same periods, First Union produced returns of NEGATIVE 6.2% and 31.1% and 376.5%. The numbers speak for themselves.

o DIVIDEND. SunTrust has a history of consistent growth in its dividend. WE HAVE INCREASED OUR PER SHARE DIVIDEND EVERY YEAR FROM 1996 TO 2001. Over that period (annualizing our first quarter 2001 dividends), our dividend increases represent a compounded annual growth rate of 14%. In sharp contrast, First Union recently CUT its per share dividend by 50% in the first quarter of this year.

o FINANCIAL STRENGTH AND SUPERIOR CREDIT QUALITY. As of March 31, 2001, SunTrust had a tangible common equity ratio, an important measure of capital strength, of 6.8%, well above First Union's tangible common equity ratio of

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     5.0%. As of March 31, 2001, SunTrust's net charge-off ratio and non-performing asset ratio, two key measures of credit quality, were .38% and .52%, respectively - markedly superior to First Union's .53% and 1.3%.

o GROWTH. Based on historical results and consensus analyst estimates for 2001, SunTrust's core EPS reflects a compounded annual growth rate of 12% from 1996-2001 (adjusted for stock splits and excluding restructuring and merger-related charges and other non-recurring items). In contrast, First Union's core EPS has a five-year compounded annual growth rate of NEGATIVE 4% on the same basis.

     When we envision the combination of SunTrust and Wachovia, we see the premier financial services franchise in the Southeast, with a strong, vibrant presence in seven contiguous, high-growth states, including #1 MARKET POSITIONS IN GEORGIA, SOUTH CAROLINA AND VIRGINIA based on customer deposits. The foundation for this vision is the three pillars of our business - our customers, our employees and our communities - all of whom we believe will come out ahead under our proposal.

     We also strongly believe our merger proposal is better for North and South Carolina. A COMBINED SUNTRUST/WACHOVIA WILL ELIMINATE 3,000 FEWER JOBS THAN FIRST UNION AND CLOSE 125 TO 150 FEWER BRANCHES THAN FIRST UNION INCLUDING NO MERGER-RELATED BRANCH CLOSINGS IN NORTH AND SOUTH CAROLINA. We believe that fewer job losses and fewer branch closings unquestionably provide a solid foundation for our goal of building the premier financial services franchise in the Southeast.

     We strongly believe that the proposed First Union/Wachovia transaction is not in your financial best interest. We will soon send you proxy materials that will provide you with additional information about our merger proposal, accompanied by a BLUE proxy card. We will be soliciting proxies to vote AGAINST the proposed First Union/Wachovia merger at the Wachovia Annual Meeting. Defeat of the First Union merger proposal is a CRITICAL FIRST STEP TOWARD PROVIDING YOU WITH THE OPPORTUNITY TO CONSIDER THE SUNTRUST MERGER PROPOSAL.

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               DON'T EXPECT FIRST UNION OR YOUR BOARD OF DIRECTORS
                            TO PROTECT YOUR INTERESTS

     With the active support of Wachovia's management, First Union recently engineered an eleventh-hour change to North Carolina law in an attempt to disadvantage SunTrust's merger proposal. This change will have the effect of preventing the shareholders of Wachovia from ever having the ability to call a special meeting of shareholders, including for the purpose of electing directors who support a transaction that is superior to the First Union merger, unless first approved by Wachovia's Board of Directors. Rather than improving the terms of its proposal, First Union, with the active support of Wachovia, has used its political advantage to disenfranchise Wachovia shareholders in an attempt to coerce you to support the First Union proposal.

     So don't be misled by Wachovia management's attempts to characterize our merger proposal as "hostile." Our merger proposal is designed to provide you with a superior alternative to the proposed merger with First Union. How can that be "hostile" to you?

                                  ------------

     YOUR VOTE AGAINST THE FIRST UNION/WACHOVIA MERGER IS THE CRUCIAL FIRST STEP TO SECURING THE BENEFITS OF THE SUNTRUST MERGER PROPOSAL. Send a strong message to the Wachovia board by voting AGAINST the First Union merger proposal. Your vote is important no matter how many or how few shares you may own.

     Thank you for your support.

                                        Sincerely,

                                        /s/ L. Phillip Humann

                                        L. Phillip Humann
                                        Chairman, President and
                                        Chief Executive Officer

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================================================================================
                                    IMPORTANT

If you have any questions, please contact the firm assisting us in this effort:

                           INNISFREE M&A INCORPORATED

                              TOLL-FREE SHAREHOLDER
                        INFORMATION LINE: 1-877-750-9501
================================================================================


On June 12, 2001 SunTrust filed with the Securities and Exchange Commission ("SEC") a revised preliminary proxy statement for solicitation of proxies from Wachovia stockholders in connection with the Wachovia 2001 Annual Meeting of stockholders (the "Preliminary Proxy Statement"). Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in the proposed transaction. Investors and security holders are urged to read the proxy statement and registration statement (when available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the proxy statement and the registration statement (when available) and other relevant documents at the SEC's Internet web site at www.sec.gov. The proxy statement, the registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust, 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753). SunTrust, its directors and executive officers and certain other persons may be deemed to be "participants" in SunTrust's solicitation of proxies from Wachovia stockholders. A detailed list of the names, affiliations and interests of the participants in the solicitation is contained in SunTrust's Preliminary Proxy Statement.

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements can be found in SunTrust's Preliminary Proxy Statement and in SunTrust's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC's Internet site
(http://www.sec.gov).